Exhibit 10.3
Partner Agreement Between
Sculptor Capital LP and Robert Shafir
This Partner Agreement dated as of March 26, 2021 (this "Agreement") reflects the agreement of Sculptor Capital LP ("Sculptor") and Robert Shafir (the "Limited Partner") with respect to the Withdrawal by the Limited Partner from Sculptor and its Affiliates and certain other arrangements relating to Sculptor, Sculptor Capital Advisors LP and Sculptor Capital Advisors II LP (collectively, the "Operating Partnerships"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Agreement of Limited Partnership of Sculptor dated as of February 7, 2019 (as amended, modified, supplemented or restated from time to time, the "Limited Partnership Agreement"). This Agreement shall be a "Partner Agreement" (as defined in the Limited Partnership Agreement). Except as otherwise provided herein, this Agreement shall supersede the Limited Partnership Agreement.
WHEREAS, reference is made to the Partner Agreement between Sculptor and the Limited Partner, dated as of March 6, 2018, the Partner Agreement between Sculptor Capital Advisors LP and the Limited Partner, dated as of March 6, 2018 and the Partner Agreement between Sculptor Capital Advisors II LP and the Limited Partner, dated as of March 6, 2018, each as amended by the Amendment to Partner Agreement between each of the Operating Partnerships and the Limited Partner, dated as of January 29, 2021 (collectively, the “Existing Partner Agreements”).
WHEREAS, the Limited Partner hereby Withdraws from the Operating Partnerships as of April 1, 2021 (the “Withdrawal Date”).
NOW, THEREFORE in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Withdrawal Arrangements.
(a)    Title.
(i)    From the Withdrawal Date through December 31, 2021, the Limited Partner is hereby appointed a Senior Advisor of the Sculptor group.
(b)    Compensation. In recognition of the Limited Partner’s service as Chief Executive Officer of the Sculptor group, and to effectuate the Limited Partner’s Withdrawal from the Operating Partnerships:
(i)    One or more of the Operating Partnerships will make (i) a one-time cash payment to the Limited Partner in the amount of $1,500,000 in satisfaction of the Limited Partner’s remaining Base Salary for the 2021 Fiscal Year and (ii) a one-time payment to the Limited Partner in the amount of $3,000,000 in satisfaction of the Limited Partner’s 2021 Annual Bonus, which shall be paid $1,860,000 in cash and $1,140,000 in a grant of fully-vested Class A Shares (based on the average of the closing price on the New York Stock Exchange of the Class A Shares for the 30 trading days immediately prior to the Withdrawal Date). Such payments and grants shall be made no later than April 16, 2021, and in accordance with Sculptor’s standard payroll policies for EMDs;

(ii)    Notwithstanding anything provided to the contrary in the Existing Partner Agreements, the Limited Partner shall retain 777,820 unvested RSUs (including distribution equivalent units), the unvested deferred cash interests awarded in place of Annual RSUs (with a DCI balance of $6,281,331, as of March 1, 2021) in satisfaction of the Limited Partner’s Sign-On RSU Award and all Annual RSU Awards, which shall vest in full as of the Withdrawal Date (and in the case of DCIs, to be based on the DCI balance at such time). For the avoidance of doubt, the Limited Partner’s Withdrawal, his stepping down from the Board of Directors and stepping down from the Partner Management Committee, do not affect the Sign-On PSU grant of 1,000,000 PSUs contained in the Limited Partner’s Existing Partner Agreements, and its performance period shall remain the sixth anniversary of the effective date of the Existing Partner Agreements; and
(iii)    Notwithstanding anything to the contrary in the Existing Partner Agreements or the relevant award agreements to the contrary, all deferred cash interest awards granted to the Limited Partner in payment of any Annual Bonuses (with a cumulative DCI balance of $2,854,393 as of March 1, 2021) shall continue to vest under the current vesting schedule in the relevant award agreements (and based on the DCI balance at such time).
(c)    Conditions Precedent; Non-Competition.
(i)    The Limited Partner agrees that the Operating Partnerships' obligation to provide the consideration described in Section 1(b) above is contingent and conditioned upon (i) the Limited Partner’s ongoing compliance with the restrictive covenants as provided in Section 3(f) of the Existing Partner Agreements and (ii) execution of a general release agreement in the form attached hereto as Exhibit A no later than twenty-one (21) days following the date hereof. Failure or refusal by the Limited Partner to comply with such Restrictive Covenants pursuant to Section 3(f) of the Existing Partner Agreements or execute and deliver timely (and not revoke) the release in Exhibit A shall release the Operating Partnerships from its obligations to make the payments and provide the equity award treatment described herein; and
(ii)    Provided that the Limited Partner remains in full compliance in all respects with his obligations as set forth in Section 1(c)(i) above, (x) the Restricted Period with respect to the Limited Partner shall, solely for purposes of the non-compete provisions of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on December 10, 2021 and (y) a Competing Business with respect to the Limited Partner shall, solely for purposes of the non-compete provisions of Section 2.13(b)(i) of the Limited Partnership Agreement, only include any Person, or portion thereof, that primarily engages in a hedge fund management business. In addition, this non-compete provision shall only apply to direct employment by a hedge fund and shall not cover any other potential relationships with hedge funds (including, but not limited to, acting in an advisory capacity for a hedge fund or engaging jointly in investment opportunities). For the avoidance of doubt, SPACs and asset management businesses which do not primarily engage in management of hedge funds will not be deemed Competing Businesses. All other Restrictive Covenants under Section 3(f) of the Existing Partner Agreement, including without limitation, the restrictions regarding non-solicitation in Section 2.13 of the Limited Partnership Agreement, will continue to apply by their terms.
(d)    No Severance Payment. Notwithstanding anything to the contrary in the Existing Partner Agreements, the Limited Partner acknowledges and agrees that he shall not receive the Severance Benefit (as defined in the Existing Partner Agreements).
(e)    Board/Committee Resignation. The Limited Partner hereby resigns from the Board of Directors of Sculptor Capital Management, Inc. and all other positions (including, without limitation, any management, officer or director position) that the Limited Partner holds in the Sculptor Group (f/k/a the Och-Ziff Group) (or with any entity in which the Sculptor Group has made any investment) effective as of the Withdrawal Date.
(f)    Miscellaneous.
(i)    The provisions of Section 8 of the Existing Partner Agreements are incorporated herein and shall remain in full force and effect.
(ii)    Nothing in this Agreement or accompanying release, shall diminish the Limited Partner’s rights, by virtue of his previous employment and status with Sculptor, to indemnification, and his rights under any Directors & Officers Insurance, either through an independent or captive insurer or rights under or to any indemnification trust.
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IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

SCULPTOR CAPITAL LP
By:    Sculptor Capital Holding Corporation,
    its general partner

By:    /s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

THE LIMITED PARTNER:
/s/ Robert Shafir
Robert Shafir

EXHIBIT A
General Release
I, Robert Shafir, in consideration of and subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of Sculptor Capital LP dated as of February 7, 2019 (as amended, modified, supplemented or restated from time to time, the "Limited Partnership Agreement") and any Partner Agreement, and intending to be legally bound, do hereby release and forever discharge the Sculptor Group, from any and all legally waivable actions, causes of action, covenants, contracts, claims, sums of money or liabilities, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of any act or omission occurring on or before the date that I sign this General Release, including, but not limited to, with respect to my service to, or affiliation with, the Partnership and its Affiliates, and my Withdrawal or Special Withdrawal from the Partnership. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.
By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Sculptor Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys' fees, costs or damages, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Partnership and its Affiliates or other associations with the Sculptor Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Partnership or any of its Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act ("ERISA") (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker's Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.
I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Limited Partnership Agreement and any Partner Agreement, having any bearing whatsoever on the terms and conditions of my service to the Partnership and its Affiliates, and the cessation thereof;
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provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Limited Partnership Agreement, any Partner Agreement, or this General Release, including, without limitation, any rights to indemnification or director and officer liability insurance coverage.
I expressly acknowledge and agree that, by entering into this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), if any, which have arisen on or before the date of execution of this General Release (the "Effective Date"). I also expressly acknowledge and agree that:
a.    In return for this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into this General Release;
b.    I am hereby advised in writing by this General Release of my opportunity to consult with an attorney before signing this General Release;
c.    I have twenty-one (21) days to consider this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute this General Release earlier); and
d.    I have seven (7) days following the date that this General Release is executed (the "Revocation Period") in which to revoke this General Release. To be effective, such revocation must be in writing and delivered to the Sculptor Group, as set forth in Section 10.01 of the Limited Partnership Agreement, within the Revocation Period.
Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA.
I acknowledge that I have been given sufficient time to review this General Release. I have consulted with legal counsel or knowingly and voluntarily chosen not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Limited Partnership Agreement and any Partner Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Limited Partnership Agreement, any Partner Agreement and this General Release.
I acknowledge and agree that Skadden, Arps, Slate, Meagher & Flom LLP, Ropes & Gray LLP, and any other law firm retained by any member of the Sculptor Group in connection with the Limited Partnership Agreement and this General Release, or any dispute between myself and any member of the Sculptor Group in connection therewith, is acting as counsel to the Sculptor Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

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I have been given a reasonable and sufficient period of time in which to consider and return this General Release. This General Release will be effective as of the Effective Date.
I have executed this General Release this 26 day of March 2021.

/s/ Robert Shafir
Name: Robert Shafir

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